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                               PRESS RELEASE


                        BRINKER INTERNATIONAL, INC.
                 ADOPTS STOCKHOLDER PROTECTION RIGHTS PLAN


            January 30, 1996, -- The Board of Directors of Brinker International, Inc. today adopted a Stockholder Protection Rights Plan and declared a dividend of one Right on each outstanding share of Brinker International Common Stock. The dividend will be paid on February 9, 1996 to stockholders of record on February 9, 1996.

            The Rights Plan was not adopted in response to any specific effort to acquire control of Brinker International. Rather, it was adopted to deter abusive takeover tactics that can be used to deprive stockholders of the full value of their investment.

            Until it is announced that a person or group has acquired 15% or more of Brinker International's Common Stock (or, in the case of a holder of 10% or more of Brinker International's Common Stock on January 30, 1996 who does not subsequently become the holder of less than 10% of Brinker International's Common Stock, a percentage of Common Stock in excess of the lesser of (a) the sum of 5% and the percentage of Common Stock owned by such holder on January 30, 1996 and (b) 20%) (an "Acquiring Person") or commences a tender offer that, if completed, would result in such person or group becoming an Acquiring Person, the Rights will be evidenced by the Common Stock certificates, will automatically trade with the Common Stock and will not be exercisable. Thereafter, separate Rights certificates will be distributed and each Right will entitle its holder to purchase one share of Common Stock for an exercise price of $60.00.

            Upon announcement that any person or group has become an Acquiring Person (or such later date as the Board may decide) (the "Flip-in Date") each Right (other than Rights beneficially owned by any Acquiring Person or transferees thereof, which Rights become void) will entitle its holder to purchase, for the exercise price, a number of shares of Brinker International Common Stock having a market value of twice the exercise price. Also, if, after an Acquiring Person controls Brinker International's Board of Directors, Brinker International is involved in a merger or sells more than 50% of its assets or earning power (or has entered an agreement to do any of the foregoing) and, in the case of a merger, the Acquiring Person will receive different

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treatment than all other stockholders or is a party to the transaction, each Right will entitle its holder to purchase, for the exercise price, a number of shares of common stock of the Acquiring Person having a market value of twice the exercise price. In addition, between the time that any person becomes an Acquiring Person and the time any such Acquiring Person becomes the owner of 50% of Brinker International's Common Stock, Brinker International's Board of Directors may, at its option, exchange one share of Brinker International's Common Stock for each Right.

            The Rights may be redeemed by the Board of Directors for $0.01 per Right prior to the Flip-in Date.

            Norman E. Brinker, Chairman of the Board of Brinker International, stated that "this Rights Plan truly is the right move to make. It is strictly a preventive measure and is not a reaction to any event." Mr. Brinker added that "the issuance of the Rights will have no adverse effect on our financial strength, our future earnings or on the way the Company's shares are traded."

            Debra L. Smithhart, Chief Financial Officer of Brinker International stated that "the Rights Plan is not intended to and will not prevent a takeover of Brinker International at a full and fair price. However, the Rights may cause substantial dilution to a person or group that becomes an Acquiring Person unless the Rights are first redeemed by the Board of Directors of the Company. Nevertheless, the Rights should not interfere with a transaction that is in the best interests of the Company and its stockholders because the Rights can be redeemed prior to a triggering event. The issuance of the Rights will have no dilutive effect to the stockholders of Brinker International and is not taxable to Brinker International or its stockholders."

            A letter to stockholders regarding the Rights Plan and a Summary of certain terms of the Rights Plan will be mailed to all stockholders of record.

            Brinker International is a publicly held company whose shares are listed on the New York Stock Exchange under the ticker symbol EAT. Brinker International is principally engaged in the operation and development of the Chili's Grill & Bar, Romano's Macaroni Grill, On
The Border Cafes, Cozymel's, Maggiano's Little Italy, and The Corner Bakery restaurant concepts.

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                    For additional information, contact:

                             Debra L. Smithart
             Executive Vice President & Chief Financial Officer
                        Brinker International, Inc.
                              6820 LBJ Freeway
                            Dallas, Texas  75240
                          Tel. No.:  214-980-9917